Exhibit 99.1

PRESS RELEASE February 10, 2011	Investor Relations Contact: Brandi Floberg The Piacente Group, Inc. 212-481-2050 ir@arrowres.com

ARROWHEAD REPORTS FISCAL 2011 FIRST QUARTER FINANCIAL RESULTS

PASADENA, Calif. – February 10, 2011 – Arrowhead Research Corporation (NASDAQ: ARWR), a nanomedicine company with development programs in oncology, obesity, and regenerative medicine, today announced financial results for its fiscal 2011 first quarter ended December 31, 2010.

“With the sale of Unidym last month, Arrowhead completed its transition from a diversified nanotechnology company to a focused nanomedicine company,” said Christopher Anzalone, Arrowhead’s Chief Executive Officer. “This is an important achievement for us both operationally and strategically. It enables us to maximize the efficiencies of our model by creating broad synergies among our businesses that are now all focused in a single industry. It also provides a more straight forward, cohesive, and understandable story for potential partners and the investment community. Finally, the sale of Unidym is expected to generate near term capital for Arrowhead and preserve our longer-term upside exposure as Unidym’s revenues continue to have the potential to grow and larger earn-out payments may be triggered.”

“Critical to our realignment as a nanomedicine company is Calando’s continued progress as a leader in siRNA delivery”, continued Dr. Anzalone. “Therefore, completing the Phase I trial and establishing a partnership to further build Calando’s clinical program continues to be our number one priority. The trial is open to enrollment until we ascertain the maximum tolerated dose of CALAA-01. To accelerate the completion of this trial by increasing the rate at which we may treat new patients, we are working to add a third clinical site.”

“Now, as a more integrated company focused on the clinical development of nano-engineered therapeutics, Arrowhead seeks to build businesses that complement one another and provide our shareholders with broad upside potential. The establishment of Ablaris Therapeutics, an anti-obesity therapeutics company and our newest majority-owned subsidiary, exemplifies this approach. Leveraging Arrowhead’s internal capabilities and reach into the scientific community, we licensed an innovative therapeutic platform from the University of Texas MD Anderson Cancer Center, with the potential to address a large unmet medical need. This technology is already at a highly advanced state of preclinical development and there have been significant interactions with the FDA. We expect to enter the clinic with our first compound later this year, and Ablaris will incur none of the direct costs associated with preparing for and running this initial Phase 1 clinical trial.”

“With our new focus, decreased burn rate and strengthened balance sheet that the Unidym sale has afforded, and our high quality businesses, we believe that we are in a strong position for growth. We look forward to sharing our progress on all of our current initiatives through the end of 2011 and beyond,” concluded Dr. Anzalone.

FIRST QUARTER FISCAL 2011 AND RECENT COMPANY HIGHLIGHTS

•	Business highlights:

•

Completed sale of Unidym to Wisepower Co., Ltd., a publicly-traded, Seoul, Korea-based electronics company, for an upfront payment of $5.0 million in Wisepower stock and convertible bonds, retaining upside potential for Unidym stockholders, including Arrowhead with up to $140 million in earn-out payments and substantially reducing Arrowhead’s burn rate.

•	Launched new subsidiary Ablaris Therapeutics to address the multibillion-dollar obesity market opportunity.

•	Increased ownership in Calando Pharmaceuticals to 79%, primarily through conversion of debt to equity.

•	Financial highlights:

•	Revenue for the fiscal 2011 first quarter increased to $5.0 million, compared with $148,000 for the prior year period.

•

Net loss attributable to Arrowhead for the quarter ended December 31, 2010 decreased to $1.4 million, or $0.02 per share, compared to $1.5 million, or $0.03 per share, for the quarter ending December 31, 2009.

SELECTED FISCAL 2011 FIRST QUARTER FINANCIAL RESULTS

For the quarter ended December 31, 2010, Arrowhead reported revenue of $5.0 million, compared with $148,000 in the quarter ended December 31, 2009. Revenue for the 2011 period included $4.5 million related to three agreements with Samsung Electronics and $296,000 in revenue for Calando primarily as a result of grant revenue. The sale of CNTs and inks by Unidym comprised comparable revenue in both periods.

Total operating expenses for the quarter ended December 31, 2010 were $6.0 million, an increase of $3.7 million from $2.3 million during the quarter ended December 31, 2009. The increase in operating expenses was primarily due to an increase in licensing fee expenses. This included $2.0 million in licensing fees owed to the University of Texas M.D. Anderson Cancer Center related to the Patent and Technology Licensing Agreement entered into in December 2010 for Ablaris technology, and $1.2 million in license fees recorded by Unidym.

Net loss attributable to Arrowhead for the quarter ended December 31, 2010 was $1.4 million, or $0.02 per share based on 71.8 million weighted average shares outstanding. This compares with a net loss of $1.5 million, or $0.03 per share based on 58.6 million weighted average shares outstanding, for the quarter ended December 31, 2009.

CONFERENCE CALL

Management will host a conference call today, Thursday, February 10, 2011 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate in the conference call, please dial 877-407-4134 (toll free from the US and Canada), or 201-689-8430 (for international callers). Investors may also access a live audio webcast of this conference call on the Company’s website at www.arrowheadresearch.com.

A replay of the webcast will be available approximately two hours after the conclusion of the call. The webcast archive will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be made available until Thursday, February 17, 2010. The audio replay can be accessed by dialing 877-660-6853 (toll free from the US and Canada), or 201-612-7415 (for international callers) and entering account number 356 and passcode 366333.

ABOUT ARROWHEAD RESEARCH CORPORATION

Arrowhead Research Corporation (NASDAQ: ARWR) is a nanomedicine company developing innovative therapeutic products at the interface of biology and nanoengineering to cure disease and improve human health. Arrowhead addresses its target markets through focused subsidiaries, which include: Calando Pharmaceuticals, a leader in delivering small RNAs for gene silencing; Ablaris Therapeutics, an anti-obesity therapeutics company; and Nanotope, a regenerative medicine company. For more information please visit http://www.arrowheadresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights, Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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